GEMS The iPath ® Global Emerging Markets Strategy ETNs Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-169119 July 20, 2012

iPath
®
platform
As of 6/29/2012.
Sources: Barclays, Bloomberg
Percent market
share of US ETNs
Asset Classes
76
US Listed iPath ETNs
Billion dollars in total
iPath ® trading since
launch
$10,000,000,000
Peak Notional Outstanding
(03 / 2011)
iPath is a leading US exchange traded notes (ETNs) platform with commodity, volatility, equity, FX and rates offerings used by a broad range of clients
5 633
39 10

Institutional Wealth Management Retail
•
Efficient access to futures markets
•
Tradable index-linked structured
investment
•
Short-term views /cash management
•
FX, Commodity, Emerging Markets
and Volatility
•
Cost efficient
•
Liquidity and ease of exit
•
Access to hard-to-reach asset classes
•
Easy to use investment
•
Leveraged and inverse exposures

iPath
®
GEMS ETNs
The iPath
®
Global Emerging Market Strategy (“GEMS”) ETNs
• Three ETNs Listed on the NYSE Arca Exchange since 2008
• Linked to the Barclays GEMS Indices
• Provide exposure to total return of local currencies across a basket of Emerging Market (“EM”)
countries
• Designed to pay a monthly coupon based on implied local deposit rates
Potential Benefits / Applications
• Seek to enable investors to participate in the returns of EM asset classes:
–
Historically high correlation to benchmark EM indices, with the potential to benefit from returns of EM asset classes
–
Historically low correlation to traditional US asset classes
• GEMS indices have exhibited historically low level of volatility
–
Diversified exposure to a number of EM currencies
–
Notional investment in short-term money market deposits provides an alternative to exposure to equities and reduces exposure to interest rates changes

iPath®

Total Principal Amount
Outstanding ($bn)

BARCLAYS

the EM risk premium
Exposure to EM countries is an increasingly
popular investment in the US, both as a
direct investment and through Exchange
Traded Products (ETPs)

Historically, over the long term investments in EM indices for US investors tended to provide higher returns and higher risk (volatility) than corresponding benchmark US indices:
The potential for higher returns for higher risk, across EM asset classes, is generally referred to as the
“EM risk premium”
Equity Fixed Income
S&P 500
®
TR Index
MSCI Emerging
Markets TR Index™
Barclays U.S.
Aggregate Bond Index
JPM GBI-EM
Global Index
Annualized Returns 3.64% 13.46% 5.81% 12.63%
Annualized Volatility
¹
16.1% 24.8% 3.6% 12.5%
0
20
40
60
80
100
120
2003 2004 2005 2006 2007 2008 2009 2010 2011 2012
Fixed Income Emerging Markets ETPs
Equity Emerging Markets ETPs
Source: Bloomberg, 12/30/2001-6/30/2012, using monthly data. Past performance is not indicative of future results.
1. Annualized Volatility is calculated as a standard deviation of natural logarithm of monthly returns in the observation period multiplied by the square root of 12.
Because the annualized volatility is based on historical data, it may not predict variability on annualized future performance.

EM currency to access EM risk premium
USD investments in EM countries may be exposed to Local Foreign Exchange (“FX”) rates change and interest rates differential, which may be a significant component of the EM returns.
The GEMS strategy provide exposure to total return of EM currencies

• Seeks to access a diversified EM risk premium
• Seeks to reduce exposure to idiosyncratic EM asset-specific risks.
–
Returns historically correlated to EM equity indices, with lower volatility
–
Returns historically correlated to EM fixed income indices, without longer duration sensitivity
• Captures historically low correlation to traditional US Equity / Bonds investments
–
Potentially high portfolio diversification benefits

the GEMS index strategy
The GEMS index strategy provides exposure to the total return of local currencies, through rolling investments in a number of 1-month (“1M”)  money market deposits* in different EM countries
Hypothetical initial investment
deposits are initially equally weighted (in USD
terms) among all currencies in the basket
* An investment in a 1M money-market deposit in an EM country is obtained synthetically through:
invested in 1M
deposit in currency A
invested in 1M
deposit in currency B
reinvested in 1M
deposit, currency A
reinvested in 1M
deposit, currency B
monthly roll
the portfolio is rebalanced to equal target
weights every year
[…] […]
Rebalanced portfolio
[…]
FOR ILLUSTRATIVE PURPOSES ONLY
• Investing in a 1M money market deposit at USD Libor rate
• Entering in a 1M forward contract on each EM currency

Three iPath ETNs, offering exposure to different baskets of currencies:
JEM, AYT, PGD:
targeted currency exposure
JEM
Broad EM currencies for
diversified exposure
Hungarian Forint Columbian Peso
Polish Zloty Mexican Peso
Russian Ruble Indian Rupee
South African Rand Indonesian Rupiah
Turkish Lira Philippine Peso
Argentine Peso South Korean Won
Brazilian Real Thai Baht
Chilean Peso
AYT
Asia EM currencies
Indian Rupee
Indonesian Rupiah
Philippine Peso
South Korean Won
Thai Baht
Malaysian Ringgit
Taiwan Dollar
Chinese Yuan
PGD
Pegged currencies
Chinese Yuan
Hong Kong Dollar
Saudi Riyal
Singapore Dollar
UAE Dirham

Percent Appreciation
04/08
06/08
08/08
10/08
12/08
02/09
04/09
06/09
08/09
10/09
12/09
02/10
04/10
06/10
08/10
10/10
12/10
02/11
04/11
06/11
08/11
10/11
12/11
02/12
04/12
06/12

BARCLAYS

GEMS indices performance

Barclays
GEMS Index™
Barclays GEMS Asia 8
Index™
Barclays GEMS Pegged
Currency Index™
MSCI Emerging
Market Index
Annualized Returns 1.48% 0.68% 1.28% -2.21%
Annualized Volatility 10.32% 6.15% 1.51% 31.14%
Correlation   vs. MSCI EM Index™ 0.89 0.81 0.67 1.00
40%
50%
60%
70%
80%
90%
100%
110%
120%
Barclays GEMS Index™
Barclays GEMS Asia 8
Index™
Barclays GEMS Pegged
Currency Index™
MSCI Emerging Markets
Index
1
2
Source: Bloomberg, 4/4/08–06/29/12, using daily data.
Past performance is not indicative of future results. One cannot invest directly in an index.
1. Annualized Volatility is calculated as a standard deviation of natural logarithm of monthly returns in the observation period multiplied by the square root of 12.
Because the annualized volatility is based on historical data, it may not predict variability on annualized future performance.
2. Correlation is the term used to describe the historical statistical relationship between two or more quantities or variables. Perfectly correlated assets have a correlation coefficient of 100%, while the correlation coefficient is zero when returns on two assets are completely independent.

iPath

Jul 01
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BARCLAYS

appendix: GEMS risk premium
Since July 2001, the implied yield of the Barclays GEMS™ Index was in average 6.7% over USD LIBOR
0.0%
5.0%
10.0%
15.0%
20.0%
25.0%
30.0%
35.0%
40.0%
45.0%
1M USD LIBOR
EM Carry* over 1M USD LIBOR
*EM Carry is defined as the differential between average EM interest rates in the GEMS basket and USD 1M LIBOR
Source: Bloomberg, 7/1/2001 – 6/29/2012.
The Barclays GEMS Index™ was launched in January 2007. The information prior to launch dates included above is hypothetical historical. You should not rely on historical or hypothetical historical information. Such historical and hypothetical historical information is not indicative of future results.

appendix: correlation matrix

Barclays
GEMS
Index™
Barclays
GEMS Asia 8
Index™
Barclays
GEMS
Pegged
S&P 500 TR
®
Index
MSCI EM
Index™
Barclays US
Aggregate
Bond Index
JPM GBI-EM
Global Index
Barclays GEMS Index™ 100.0% 85.2% 68.4% 68.1% 83.1% 22.8% 93.8%
Barclays GEMS Asia 8
Index™
85.2% 100.0% 79.0% 54.6% 74.0% 20.7% 82.1%
Barclays GEMS Pegged
Currency™
68.4% 79.0% 100.0% 34.4% 51.1% 22.2% 66.3%
S&P 500 TR
®
  Index 68.1% 54.6% 34.4% 100.0% 81.7% -6.8% 61.3%
MSCI EM Index™ 83.1% 74.0% 51.1% 81.7% 100.0% 3.4% 76.1%
Barclays US Aggregate
Bond Index
22.8% 20.7% 22.2% -6.8% 3.4% 100.0% 30.2%
JPM GBI-EM Global
Index
93.8% 82.1% 66.3% 61.3% 76.1% 30.2% 100.0%
Source: Bloomberg, Barclays, 12/30/2001 – 6/29/2012.
  The Barclays GEMS Index™ was launched in January 2007, the Barclays GEMS  Asia 8 Index™ and the Barclays GEMS Pegged Currency
Index™ were launched in April 2008. The information prior to launch dates included above is hypothetical historical. You should not rely on historical or hypothetical historical information. Such historical and hypothetical historical information is not indicative of future results.

iPath
®
resources
Sales Contacts
iPath
®
general enquiries
Barclays iPath
®
RIA Coverage team
Insurance Coverage team
Private Bank / Wealth team
Bloomberg
Product pages
AYT
PGD
Intraday Ind. Value JEM.IV      <Index> <Go>
AYT.IV
PGD
Underlying Index JEM: BXIIGEM1 <Index> <Go>
AYT: BXIIGMA8
PGD: BXIIGEMP
Additional Contacts
ETN / ETF Trading
Press Office
Investor Relations
1-877-764-7284
1-212-528-7990
1-212-528-4930
1-212-528-8021
1-212-528-6248
1-212-526-8979
1-212-412-7545
+44 (0)20 7773 2269
Online
iPath
®
website
www.ipathetn.com
GEMS Product page
JEM: http://ipathetn.com/product/JEM
AYT: http://www.ipathetn.com/us/product/AYT/
PGD: http://www.ipathetn.com/us/product/PGD/
Basics of iPath
®
Currency
http://www.ipathetn.com/static/pdf/Currency_Basics.pdf
JEM <Equity> DES <Go>

disclosure
Selected Risk Considerations
An investment in the iPath ETNs described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement.
You May Lose Some or All of Your
Principal:
The ETNs are exposed to change in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased or decreased, as the case may be. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection.
Credit of Barclays Bank
PLC:
The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of
Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs.
Single Currency Exchange Risk: An investment in ETNs linked to the performance of a foreign currency exchange rate is subject to risks associated with fluctuations, particularly a decline, in the price of the applicable single foreign currency relative to the US dollar. Factors that may have the effect of causing a decline in the price of a foreign currency include national debt levels and trade deficits, domestic and foreign inflation rates, domestic and foreign interest rates, and global or regional economic, financial, political, regulatory, geographical or judicial events. Currency exchange rates may be extremely volatile, and exposure to a single currency can lead to significant losses.
Market and Volatility Risk: The market value of the ETNs may be influenced by many unpredictable factors and may fluctuate between the date you purchase them and the maturity date or redemption date. You may also sustain a significant loss if you sell your ETNs in the secondary market. Factors that may influence the market value of the ETNs include prevailing market prices of the US stock or foreign exchange markets, the index components included in the underlying index, and prevailing market prices of options on such index or any other financial instruments related to such index; and supply and demand for the ETNs, including economic, financial, political, regulatory, geographical or judicial events that affect the level of such index or other financial instruments related to such index.
Exchange Rate
Risk:
Because the performance of the Barclays Global Emerging Markets (GEMS) Indices is linked to the exchange rates between the index constituent currencies and the US dollar, the level of such underlying index may be affected by unpredictable changes in currency prices, including as a result of government action. Because some or all of the index constituent currencies do not float freely and are currently either managed or pegged by their respective governments, and the exchange rates of managed and pegged currencies tend to fluctuate significantly less than those of free-floating currencies, there is limited potential for the increase in value of such underlying index.

disclosure
Emerging Market
Risk:
The market value of the ETNs linked to one of the Barclays Global Emerging Markets (GEMS) Indices may be influenced by many unpredictable factors and may fluctuate between the date you purchase them and the maturity date or redemption date. Investments in emerging market currencies carries the risk of loss from unfavorable fluctuations in currency exchange rates due to economic, social, political, financial and military conditions in the emerging markets. Such ETNs may be subject to more volatility than investments outside of emerging markets.
A Trading Market for the ETNs May Not
Develop:
Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs.
No Interest Payments from the ETNs:
You may not receive any interest payments on the ETNs.
Restrictions on the Minimum Number of ETNs and Date Restrictions
for Redemptions:
You must redeem at least 25,000 or 50,000 (depending on the series)
ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement.
Uncertain Tax
Treatment:
Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation.
Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at
www.sec.gov.
Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free
1-877-764-7284, or you may request a copy from any other dealer participating in the offering.
BlackRock Investments, LLC assists in the promotion of the iPath ETNs.
The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs.
“Barclays Optimized Currency Carry Index ”, “USD Optimized Currency Carry Index ” “Barclays Global Emerging Markets Strategy (GEMS) Asia 8 Index ”,
“Barclays Global Emerging Markets Strategy (GEMS) Pegged Currency Index ” and “Barclays Global Emerging Markets Strategy (GEMS) Index ” are
trademarks of Barclays Bank PLC.
© 2012 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.
NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE